Exhibit 21.1
List of Subsidiaries of the Registrant

MVP Cleveland West 9th, LLC	MVP PF Memphis Court 2013, LLC
33740 Crown Colony, LLC	Mabley Place Garage, LLC
MVP San Jose 88 Garage, LLC	MVP Denver Sherman, LLC
MCI 1372 Street, LLC	MVP Fort Worth Taylor, LLC
MVP Cincinnati Race Street Garage, LLC	MVP Milwaukee Old World, LLC
MVP St. Louis Washington, LLC	MVP Houston Saks Garage, LLC
MVP St. Paul Holiday Garage, LLC	MVP Milwaukee Wells, LLC
MVP Louisville Station Broadway, LLC	MVP Wildwood NJ Lot, LLC
White Front Garage Partners, LLC	MVP Indianapolis City Park, LLC
Cleveland Lincoln Garage Owners, LLC	MVP Indianapolis WA Street Lot, LLC
MVP Houston Preston Lot, LLC	Minneapolis City Parking, LLC
MVP Houston San Jacinto Lot, LLC	MVP Minneapolis Venture, LLC
MVP Detroit Center Garage, LLC	MVP Indianapolis Meridian Lot, LLC
St. Louis Broadway, LLC	MVP Milwaukee Clybourn, LLC
St. Louis Seventh & Cerre, LLC	MVP Milwaukee Arena Lot, LLC
MVP Preferred Parking, LLC	MVP Clarksburg Lot, LLC
MVP Raider Park Garage, LLC	MVP Denver Sherman 1935, LLC
MVP PF Ft. Lauderdale 2013, LLC	MVP Bridgeport Fairfield Garage, LLC
MVP PF Memphis Poplar 2013, LLC	MVP Hawaii Marks Garage, LLC